Exhibit 99.6

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«altname2»
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Order Number:                    «ordernum»
Batch Number:                    «batchnum»

RECEIPT OF ORDER

This letter is to acknowledge receipt of your order to purchase common stock offered by Wauwatosa Holdings, Inc. Please check the information carefully to ensure that we have entered your order correctly. Each order is assigned a prioritized category described below. Acceptance of your order and the shares of stock you actually receive will be subject to the allocation provisions of the Stock Issuance Plan, as well as other conditions and limitations described in the Prospectus. All information is subject to final review.

Our records indicate the following: Number of Shares Ordered: Social Security / Tax ID #: Ownership Code: Category:	«shares» «taxid» «owncode» «category»	Stock Registration (please review carefully) «altname1» «altname2» «altaddr1» «altaddr2» «altcity», «altstate» «altzip»

If this does not agree with your records, or if you have any questions, please call the Stock Information Center at (414) xxx-xxxx.

We will not be able to confirm the number of shares you will receive until the offering is completed and final regulatory approval is received.

Thank you for your order.

Wauwatosa Holdings, Inc.
Stock Information Center

This order has been assigned Category «category»

Category 1 Category 2 Category 3 Category 4 Category 5
Eligible account holder of at least $50 on April 30, 2004

Wauwatosa Savings Bank Employee Stock Ownership Plan

Supplemental eligible account holder of at least $50 on ___, 2005 but not an eligible account holder

Other depositor on ___, 2005 who is neither an eligible account holder nor a supplemental eligible account holder

Director, Officer or Employee who is not an eligible account holder, supplemental eligible account holder or other depositor of Wauwatosa Savings Bank

September xx, 2005

Dear Friend:

We are pleased to announce that Wauwatosa Holdings, Inc., the holding company for Wauwatosa Savings Bank, is offering shares of common stock in a subscription offering pursuant to a Plan of Reorganization and Stock Issuance Plan.

Because we believe you may be interested in learning more about the merits of Wauwatosa Holdings, Inc.’s common stock as an investment, we are sending you the following materials which describe the Offering.

PROSPECTUS: This document provides detailed information about Wauwatosa Savings Bank operations and the proposed offering of Wauwatosa Holdings, Inc.’s common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 noon, Wisconsin Time, on September xx, 2005.

As a friend of Wauwatosa Savings Bank, you will have the opportunity to buy common stock directly from Wauwatosa Holdings, Inc. in the offering without paying a commission or fee. If you have additional questions regarding the offering, please call us at (414) xxx-xxxx, Monday through Friday from 8:00 a.m. to 5:00 p.m., or stop by the Stock Information Center located at 11200 West Plank Court, Wauwatosa, Wisconsin.

We are pleased to offer you this opportunity to become a shareholder of Wauwatosa Holdings, Inc.

Sincerely,

Donald J. Stephens
President and Chief Executive Officer

These securities are not savings accounts or deposits and are not insured by Wauwatosa Holdings, Inc., Wauwatosa Savings Bank, Lamplighter Financial, MHC, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

September xx, 2005

Dear Member:

We are pleased to announce that Wauwatosa Holdings, Inc., the mid-tier stock holding company of Wauwatosa Savings Bank, is offering shares of common stock in a subscription offering to specific depositors of Wauwatosa Savings Bank, to our employee stock ownership plan, to our directors, officers and employees and potentially to members of the general public pursuant to a Plan of Reorganization and Stock Issuance Plan.

To accomplish this reorganization, we need your participation in an important vote. Enclosed is a proxy statement describing the Plan of Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form having your name and address. This proxy card should be signed and returned to us prior to the Special Meeting of Depositors to be held on xxxx xx, 2005 at x:xx am Wisconsin time. Please take a moment now to sign the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION.

The Board of Directors of Wauwatosa Savings Bank has unanimously approved the Plan of Reorganization and Stock Issuance Plan because, among other reasons, the Board believes that the offering provides a number of advantages, including an opportunity for Wauwatosa Savings Bank depositors and customers to become shareholders of Wauwatosa Holdings, Inc. In connection with the offering, please remember:

•	Your accounts at Wauwatosa Savings Bank will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate, or maturity of any deposit accounts or loans because of the offering, unless you choose to purchase shares using your deposit account balances.

•	Members have a right, but not an obligation, to subscribe for Wauwatosa Holdings, Inc. common shares before they are offered to the public.

•	Like all stock, THE COMMON STOCK issued in this offering WILL NOT BE INSURED BY THE FDIC.

In addition, enclosed are materials describing the offering of Wauwatosa Holdings, Inc.’s common stock. We urge you to read these materials carefully. If you are interested in purchasing the common stock of Wauwatosa Holdings, Inc., you must submit your Stock Order and Certification Form and payment prior to 12:00 noon, Wisconsin Time on September xx, 2005.

If you have additional questions regarding the offering, please call us at (414) xxx-xxxx, Monday through Friday from 8:00 a.m. to 5:00 p.m., or stop by the Stock Information Center located at 11200 West Plank Court, Wauwatosa, Wisconsin.

Sincerely,

Donald J. Stephens
President and Chief Executive Officer

These securities are not savings accounts or deposits and are not insured by Wauwatosa Holdings, Inc., Wauwatosa Savings Bank, Lamplighter Financial, MHC, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to reorganize Wauwatosa Savings Bank into the mutual holding company structure.

Your vote on the Plan of Reorganization and Stock Issuance Plan has not yet been received .

Voting for the Reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting
“Against” the Reorganization....and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Reorganization.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Donald J. Stephens
President and Chief Executive Officer
Wauwatosa Savings Bank

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information call (xxx) xxx-xxxx.

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY WAUWATOSA HOLDINGS, INC., WAUWATOSA SAVINGS BANK, LAMPLIGHTER FINANCIAL, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

PROXY GRAM

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to reorganize Wauwatosa Savings Bank into the mutual holding company structure.

Your vote on the Plan of Reorganization and Stock Issuance Plan has not yet been received.

Voting for the Reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting
“Against” the Reorganization...and

Your Board of Directors Unanimously Recommends a Vote “FOR”
the Reorganization.

Our Reasons for the Corporate Change

As a Mutual Institution:

•	There is no authority to issue capital stock and thus no access to this market source of equity capital.
•	Earnings from year to year are the only source of generating capital.

Under a Mutual Holding Company structure, we will be able to:

•	Structure our business in the form that will enable us to access capital markets.
•	Permit us to control the amount of capital being raised to enable us to deploy more prudently the proceeds of the offering.
•	Support future lending and operational growth.
•	Enhance our ability to attract and retain qualified directors and management through stock-based compensation plans.
•	Support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Donald J. Stephens
President and Chief Executive Officer
Wauwatosa Savings Bank

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information call (xxx) xxx-xxxx.

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY WAUWATOSA HOLDINGS, INC., WAUWATOSA SAVINGS BANK, LAMPLIGHTER FINANCIAL, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

{logo} Wauwatosa Savings Bank

Proxy Gram III

September xx, 2005

Dear Valued Wauwatosa Savings Bank Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to reorganize Wauwatosa Savings Bank into the mutual holding company structure. This reorganization will allow us to operate in essentially the same manner as we currently operate, but provides us with the flexibility to add capital, continue to grow and expand Wauwatosa Savings Bank, add new products and services, and increase our lending capability.

As of today, your vote on our Plan of Reorganization has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Reorganization. If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. Our meeting on September XX is fast approaching and we’d like to receive your vote as soon as possible.

Voting FOR the Reorganization does not affect the terms or insurance on your accounts. For further information call our Stock Information Center at (xxx) xxx-xxxx.

Best regards and thank you,

Donald J. Stephens
President and Chief Executive Officer

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY WAUWATOSA HOLDINGS, INC., WAUWATOSA SAVINGS BANK, LAMPLIGHTER FINANCIAL, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

August xx, 2005

Dear Prospective Investor:

We are pleased to announce that Wauwatosa Holdings, Inc., the mid-tier stock holding company for Wauwatosa Savings Bank, is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Reorganization and Stock Issuance Plan.

We have enclosed the following materials that will help you learn more about the merits of Wauwatosa Holdings, Inc. common stock as an investment. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Wauwatosa Savings Bank’s operations and the proposed offering of Wauwatosa Holdings, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. You order must be received (not postmarked) by 12:00 noon, Wisconsin Time, on September xx, 2005.

Through this offering, you have the opportunity to subscribe for stock directly from Wauwatosa Holdings, Inc. without a commission or a fee.

If you have additional questions regarding the stock issuance, please call us at (414) xxx-xxxx Monday through Friday from 8:00 a.m. to 5:00 p.m., Wisconsin Time, or visit our Stock Information Center located in our main office at 11200 West Plank Court in Wauwatosa, Wisconsin.

Best Regards,

Donald J. Stephens
President and Chief Executive Officer

These securities are not savings accounts or deposits and are not insured by Wauwatosa Holdings, Inc., Wauwatosa Savings Bank, Lamplighter Financial, MHC, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Initial Wauwatosa Savings Bank Website Message to Commence August xx, 20054

Stock Issuance Plan Information

Wauwatosa Holdings, Inc., the mid-tier stock holding company for Wauwatosa Savings Bank, is pleased to announce that materials were mailed on August xx, 2005 regarding its minority stock .issuance. If you were a depositor of Wauwatosa Savings Bank with $50 or more on deposit as of April 30, 2004, and/or___ or were a member of Wauwatosa Savings Bank as of ___2005, you should receive a packet of materials soon. We encourage you to read the information carefully.

Information, including a prospectus, regarding Wauwatosa Holdings, Inc. minority stock offering is also enclosed in the packet of materials. The subscription offering has commenced and continues until 12 noon, Wisconsin Time, on, September xx, 2005, at which time all orders must be received if you want to subscribe for stock.

If you have questions regarding the offering, please call our Stock Information Center at (414) xxx_xxxx.

The shares of common stock being offered are not deposits or accounts and are not insured Wauwatosa Holdings, Inc., Wauwatosa Savings Bank, Lamplighter Financial, MHC, the Federal Deposit Insurance Corporation, Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Wauwatosa Holdings, Inc. Website Message

Plan of Reorganization
And
Stock Issuance Plan Information

The Wauwatosa Holdings, Inc. stock offering closed at 12:00 noon, Wisconsin Time, on September xx, 2005. The results of the offering are as follows:
                                                                                .

The members of Wauwatosa Savings Bank approved the Plan of Reorganization and Stock Issuance Plan and the contribution to the charitable foundation at the special meeting of members on September                                         , 2005.

Interest and refund [if applicable] checks will be mailed out on                                          by regular mail. No special mailing instructions will be accepted.

Allocations will be made available beginning at                      on                                         . [If applicable]

The transfer agent for Wauwatosa Holdings, Inc. will be                                         ,                     , [State] and the phone number for their Investor Relations Department is 1-800-       -           .

We anticipate trading to begin on September xx, 2005 on the Nasdaq National Market under the symbol “XXXX.”

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Wauwatosa Holdings, Inc., Wauwatosa Savings Bank, Lamplighter Financial, MHC, the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

To Depositors and Friends
Of Wauwatosa Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Wauwatosa Holdings, Inc., the mid-tier stock holding company for Wauwatosa Savings Bank, in offering shares of its common stock in a subscription offering pursuant to its Plan of Reorganization and Stock Issuance Plan.

At the request of Wauwatosa Holdings, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Wauwatosa Holdings, Inc. common stock being offered to depositors of Wauwatosa Savings Bank and other persons until 12:00 noon, Wisconsin Time, on September xx, 2005. Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering. Wauwatosa Holdings, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 11200 West Plank Court in Wauwatosa, Wisconsin, Monday through Friday from 8:00 a.m. to 5:00 p.m., or feel free to call the Stock Information Center at (414) xxx-xxxx.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

These securities are not savings accounts or deposits and are not insured by Wauwatosa Holdings, Inc., Wauwatosa Savings Bank, Lamplighter Financial, MHC, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Facts About the Reorganization

The Board of Directors of Wauwatosa Savings Bank has unanimously adopted a Plan of Reorganization and Stock Issuance Plan under which Wauwatosa Savings Bank would reorganize into a mutual holding company form and a newly created holding company would issue shares to our depositors, other categories of eligible purchasers and possibly members of the communities we serve, as identified in the Stock Issuance Plan.

This brochure answers some of the most frequently asked questions about the stock issuance, the process and about the opportunity to invest in the common stock of Wauwatosa Holdings, Inc. Wauwatosa Holdings, Inc. is a newly formed stock company that will sell 30% of its shares in a subscription offering to our depositors and other eligible subscribers, approximately 1.65% to a charitable foundation and the remaining 68.35% to Lamplighter Financial, MHC, a new mutual holding company remaining under the control of our depositors.

Investment in the stock of Wauwatosa Holdings, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, prospective investors are urged to read the prospectus provided.

What is the purpose of the Reorganization?

The Reorganization will provide Wauwatosa Savings Bank with an additional source of capital to better serve the needs of the local community through: expanding our branch network within our existing market area; increasing our lending capacity to support new loans and higher lending limits; increasing our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets; enhancing our ability to retain and attract qualified management through stock-based compensation plans; and improving our ability to manage capital.

Proceeds may also be used to allow the Bank to finance the acquisition of other financial institutions and related businesses, although no mergers or acquisitions are planned at the present time, and for other general corporate purposes.

Will the reorganization affect any of my deposit accounts or loans?

The reorganization and stock issuance will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the reorganization and stock issuance. Contractual obligations of borrowers of Wauwatosa Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security, or any other condition relating to the respective loans of customers.

Do depositors have to buy stock?

No depositor or other person is required to purchase stock.

Who is eligible to purchase stock in the subscription offering?

Certain past and present depositors of Wauwatosa Savings Bank as well as other categories of eligible purchasers, as identified in the Stock Issuance Plan, are eligible to purchase common stock in the subscription offering. Specifically, members with $50 or more on deposit at Wauwatosa Savings Bank as of April 30, 2004, or ___or any depositor as of ___are eligible to subscribe.

How many shares of stock are being offered and at what price?

Wauwatosa Holdings, Inc. is offering, as more fully described in the prospectus, up to 7,935,000 shares of common stock, subject to adjustment, at a price of $10.00 per share.

How much stock may I buy?

The minimum order is 25 shares. The maximum individual purchase is 50,000 shares. No person, together with associates of, and persons acting in concert with that person, may purchase more than 50,000 shares, as more fully discussed in the prospectus.

How do I order stock?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by Wauwatosa Savings Bank prior to 12:00 noon, Wisconsin Time, on September xx, 2005.

How may I pay for my shares of stock?

First, you may pay for stock by check, bank draft or money order. Second, you may authorize us to withdraw funds from your deposit accounts or certificate of deposit at Wauwatosa Savings Bank for the amount of funds you specify for payment. There will be no penalty for early withdrawal from a certificate of deposit.

Can I purchase shares using funds in my Wauwatosa Savings Bank IRA account?

Federal regulations do not permit the purchase of common stock in connection with the reorganization from your existing Wauwatosa Savings Bank IRA account. In order to utilize the funds in your Wauwatosa Savings Bank IRA account for the purchase of Wauwatosa Holdings, Inc. common stock, you must execute a trustee-to-trustee transfer with a self-directed IRA provider. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option.

May I obtain a loan from the bank or use a line of credit to pay for the stock?

No. Regulations do not allow Wauwatosa Savings Bank to make loans for this purpose, nor may you use a Wauwatosa Savings line of credit to pay for shares. However, you are not precluded from obtaining financing from another financial institution.

Does placing an order guarantee that I will receive all, or a portion of the shares I ordered?

No. It is possible that orders received during the stock offering will exceed the number of shares offered for sale. In this case, referred to as an “oversubscription,” regulations require that orders be filled using a pre-determined allocation procedure. Please refer to the section of the prospectus entitled, “The Reorganization and Stock Offering” for a detailed description of allocation procedures.

If we are not able to fill an order (either wholly or in part), excess funds will be refunded by check, including interest earned at Wauwatosa Savings Bank’s regular statement savings rate. If payment was to be made by withdrawal from a Wauwatosa Savings Bank deposit account, excess funds will remain in that account.

I am eligible to purchase stock in the subscription offering, but AM NOT interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible depositor?

No. Applicable law prohibits the transfer of subscription rights. Any attempt to transfer subscription rights to any other person is illegal and subject to civil and criminal fines. If anyone offers to give you money to buy stock in your name, in exchange for later transferring the stock, or if someone requests to share in proceeds upon your future sale of Wauwatosa Holding’s common stock, please inform our Stock Information Center at (414) xxx-xxxx.

Will the stock be insured?

No. Like any other common stock, Wauwatosa Holdings, Inc.’s stock will not be insured.

Will dividends be paid on the stock?

The Board of Directors of Wauwatosa Holdings, Inc. currently intends to consider a policy of paying a cash dividend. However, no decision has been made with respect to the timing of payment or level of dividends.

How will the stock be traded?

Wauwatosa Holdings, Inc.’s stock is expected to trade on the Nasdaq National Market under the symbol “XXXX.”

Are officers and directors of Wauwatosa Savings Bank planning to purchase stock?

Yes! The executive officers and directors of Wauwatosa Savings Bank plan to purchase, in the aggregate, $x,xxx,xxx worth of stock or approximately x.xx% of the common stock offered at the midpoint of the offering range.

Must I pay a commission?

No. You will not be charged a commission or fee on the purchase of shares in the reorganization.

Should I vote to approve the Plan of reorganization?

Yes. If you are entitled to a vote on the Plan of Reorganization, your vote “FOR” the reorganization is very important!

Why did I get several proxy cards?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

How many votes do I have?

Your proxy card(s) show(s) the number of votes you have. Every depositor is entitled to cast one vote for each $100 on deposit as of the voting record date.

May I vote in person at the special meeting?

Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

Stock Information Center
(414) xxx-xxxx

Wauwatosa Holdings, Inc.
11200 West Plank Court
Wauwatosa, Wisconsin

8:00 a.m. – 5:00 p.m. Monday – Friday

The Reorganization and Minority
Stock Offering

QUESTIONS
&
ANSWERS

Wauwatosa Holdings, Inc.

Holding Company for
Wauwatosa Savings Bank
[LOGO]

These securities are not savings accounts or deposits and are not insured by Wauwatosa Holdings, Inc., Wauwatosa Savings Bank, Lamplighter Financial, MHC, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.